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Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES

SECOND QUARTER DIVIDEND

(Columbus, IN, May 4, 2005) Irwin Financial Corporation (NYSE: IFC) today announced a dividend of $0.10 per share to be paid on June 24, 2005, to all shareholders of record on June 10, 2005. The dividend rate is a 25 percent increase as compared with the dividend paid in each quarter of 2004.

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, and Irwin Commercial Finance - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.